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                                                                    Exhibit 99.1

TUESDAY APRIL 10, 2001

PRESS RELEASE

                            LAKES GAMING WINS LAWSUIT

MINNEAPOLIS, APRIL 10, 2001 - LAKES GAMING, INC. (NASDAQ "LACO") today announced that Federal Judge David Hagen recently issued his ruling releasing Lakes from any obligations in the claim asserted against the company that was initiated by IBJ Schroeder Bank as the trustee representing Stratosphere Bondholders.

IBJ Schroeder Bank had claimed in the lawsuit filed in September 1997, that Grand Casinos, Inc. breached its obligations under an agreement with Stratosphere to make a $20 million per year equity commitment to Stratosphere if Stratosphere's cash flow fell below a certain level. As part of the transaction establishing Lakes Gaming, Inc. as a separate public company on December 31, 1998, Lakes agreed to indemnify Grand for any obligations arising out of the lawsuit. Judge Hagen ruled that Grand was freed from its commitment when Stratosphere bankruptcy filings prevented Stratosphere from satisfying its own obligations under the same agreement. The decision of the Judge can be appealed. Lyle Berman, Chairman of the Board, Chief Executive Officer and President of Lakes stated, "We are very pleased with the decision of Judge Hagen. Dismissal of this lawsuit removes a major uncertainty from Lakes' future and allows us to concentrate on our core business of developing and managing casino operations."

Lakes Gaming, Inc. currently manages the largest casino resort in Louisiana and has entered into development and management agreements with three separate tribes for three new casino operations, one in Michigan and two in California. The Company also has agreements for the development of one additional casino on Indian owned land in California through a joint venture with MRD Gaming, and has entered into a joint venture agreement for the development of land on the Las Vegas strip. Lakes Gaming, Inc. common shares are traded on the Nasdaq National Market under the trading symbol "LACO".

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could



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significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, domestic or global economic conditions, activities of competitors and the presence of new or additional competition, fluctuations and changes in customer preferences and attitudes, changes in federal or state tax laws or the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). For more information, review the Company's filings with the Securities and Exchange Commission.

Contact:

         Lakes Gaming, Inc., Minneapolis
         Timothy J. Cope:  952/ 449-7030
         www.lakesgaming.com




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